CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Prospectuses of Morgan Stanley Variable Investment Series and Morgan Stanley Select Dimensions Investment Series each dated May 1, 2009, which Prospectuses are in turn incorporated by reference in the Joint Proxy Statement/Prospectus in this Pre-Effective Amendment No. 1 to Registration Statement No. 333—164272 on Form N-14 of AIM Variable Insurance Funds (the “Registration Statement”), of our reports each dated February 27, 2009, relating to the financial statements and financial highlights of the following Portfolios of Morgan Stanley Variable Investment Series: Dividend Growth Portfolio, Global Dividend Growth Portfolio, High Yield Portfolio, Income Builder Portfolio and S&P 500 Index Portfolio; and the following Portfolios of Morgan Stanley Select Dimensions Investment Series: Balanced Portfolio, Dividend Growth Portfolio and Equally-Weighted S&P 500 Portfolio, for the year ended December 31, 2008.
We also consent to the reference to us under the caption “Comparison of Other Service Providers” in the Joint Proxy Statement/Prospectus, and “Representations and Warranties” (paragraph 4.1(j)) in the Agreement and Plan of Reorganization included in Exhibit E in the Registration Statement on Form N-14 of AIM Variable Insurance Funds, both of which are part of such Registration Statement.
We also consent to references to us on the cover page of the Statements of Additional Information dated May 1, 2009, which are incorporated by reference in the Joint Proxy Statement/Prospectus in the Registration Statement on Form N-14 of AIM Variable Insurance Funds.
/s/ Deloitte & Touche LLP
New York, New York
February 11, 2010